Mosaic Funds

Mosaic Income Trust
  Government Fund
  Intermediate Income Fund

Preliminary Annual Report
December 31, 1999

Contents

Letter to Shareholders     1
Management's Discussion of Fund Performance
     The Year in Review     2
     Economic Outlook     2
     Fund Overview     3
     Comparison of Changes in the Value of a $10,000 Investment     4
Independent Auditor's Report     5
Portfolio of Investments
     Government Fund     6
     Intermediate Income Fund     7
Statement of Assets and Liabilities     9
Statement of Operations     10
Statements of Changes in Net Assets     11
Financial Highlights     12
Notes to Financial Statements     14

Letter to Shareholders

The annual period ended December 31, 1999 saw important internal changes in Mosaic Income Trust as two of our Income Trust funds, Mosaic Bond Fund and Mosaic High-Yield Fund, were merged into Mosaic Intermediate Income Fund. Along with Mosaic Government Fund, our Income Trust now has two distinct funds that take best advantage of our areas of expertise.

The investing environment for 1999 was particularly difficult for bond investors, as interest rates rose dramatically throughout the year. As interest rates rise, the valuations of existing bonds drop. This effect is most pronounced in bonds of long duration. Over the course of 1999, the value of the bellwether 30-year Treasury dropped 14.9%. With our focus on intermediate bonds, and a generally defensive posture, the Mosaic funds showed considerably less volatility. Overall, the bond market suffered its worse annual setback since 1994, and one of the worst of the post-WWII era.

Over the one-year period, Mosaic Intermediate Income Fund was down 2.20%; while Mosaic Government Fund dropped 1.99%. The average intermediate bond fund, according to Lipper, also dropped, with the Lipper Intermediate Investment Grade Index down 0.98%; and the Lipper Intermediate Government Index down 1.39%.

The past year was an important one for Mosaic, as we fine-tuned our fund lineup to provide you a variety of investment vehicles that best complement our management expertise. We made major upgrades to our website, www.mosaicfunds.com, and are gratified that many of our shareholders are using our Internet presence to keep up to date on their funds.

We hope you are taking advantage of our expanded services and will consider a fresh look at our fund lineup in light of the diversification opportunities we now provide.

Thank you again for your continued confidence in Mosaic.

Sincerely,

(signature)

Katherine Frank
President

Management's Discussion of Fund Performance

The Year in Review

A year ago we reported on a positive bond market sailing along on low inflation and Federal Reserve rate cuts that were a response to a worrisome international economic scene. A year later, much has changed. International economic news is generally bright. This recovery, coupled with a strong domestic economy and heavy consumer spending, has inspired the Federal Reserve to reverse course and raise rates. Growing fears of inflation have had a greater influence than the rate changes, sending interest rates on a course even higher than Federal Reserve action would dictate.

The backdrop for higher rates has been an U.S. economy which produced its fourth straight year of real growth in excess of 4%. This strong showing ranks near the top of post-WWII expansions and shows no signs of slowing. Robust recoveries in most foreign economies support the trend of domestic growth as markets for American exports continue to expand.

Another sign of the economy's strength has been the continued rise of the major stock market indices. Although not all sectors of the market participated, the S&P 500 produced another 20%-plus year in 1999. Clearly, it was a period in which investors favored stocks over bonds. In total, this economic strength produced an environment filled with inflationary pressures. While the inflationary effect was muted in 1999, there was steady, upward creep in the cost of raw materials. Rising commodity prices eventually get passed along to consumers. This sense of impending inflation was a continual drag on the bond market throughout 1999.

Economic Outlook

We are quite optimistic that the year 2000 will provide significantly better returns for bonds. Interest rates appear to offer good value relative to inflation and the return prospects of other types of investments.

While strong economic news, such as low unemployment, will continue to fuel inflation concerns, inflation remains tame. The rapid rise in interest rates seen in 1999 typically produces an economic slowdown, especially in interest rate sensitive sectors such as housing and high-ticket consumer items. While we have yet to see clear evidence of this effect, there are initial signs of a slowing.

Another positive sign is the real return available in bond investments. With inflation low, long-term rates provide a 4% or more premium over reported inflation, a figure that is much higher than historic averages. Attractive real returns, a moderated U.S. economy, and the prospect for the completion of the Federal Reserve's tightening cycle all bode well for a rebound in bond performance over the next annual period.

Mosaic Government Fund

Mosaic Government Fund returned -1.99% with dividends reinvested. The
year was one of the toughest in memory for   Treasuries, with the
Lipper Intermediate U.S. Government Fund Index down 1.39% for the year. Over the course of the year, 30-Year Treasury bond yields rose over 1.3%, from 5.1% to 6.4%, producing total returns of -14.9% for 30-Year Treasuries and -2.49% for the less-volatile 2-Year Treasuries. There was little relief during the year. The best that can be obtained in this kind of market is the relative performance advantage in shorter duration bonds. Mosaic Intermediate Income was considerably shorter than its benchmark through this period (5.2 at year's end), with average duration in the 3.9 range.

It is important to keep this year in perspective, and recognize that negative years of bond performance have always been a part of the investment scene. Looking ahead, we see a brighter environment for government bonds. Over time, these securities have been a reliable source of income and real return for investors, and we have every expectation that this will prove true going forward.

FUND-AT-A-GLANCE

Objective: Mosaic Government provides investors with monthly dividends by investing in bonds and other securities issued or guaranteed by the U.S. Government.

Net Assets: $5.2 million

Date of Inception: July 21, 1983

Ticker: GIGVX


Mosaic Intermediate Income Fund

Mosaic Intermediate Income Fund returned -2.20% for the fiscal year ended December 31, 1999. It was a challenging 12 months for bond investors, with the Federal Reserve raising rates, and a robust economy fueling fears of inflation.

Overall, we were cautious during the period, taking steps to lower the fund's sensitivity to rising interest rates. Through June 30,1999, Intermediate Income functioned as the Mosaic High Yield Bond Fund. During this period the fund was being repositioned to allow the transition into its new posture as a general bond fund. However, Intermediate Income's flexibility allowed the fund to retain a significant weighting in lower-rated bonds, close to its maximum allocation of 35% through the second half of 1999.

With our outlook for a slower global economy, we will continue to position the portfolio in somewhat more cautious and defensive posture, while continuing to take advantage of select high-yield offerings. We believe that the pressure on the bond markets will eventually ease as rates stabilize, but expect that the prospect of additional interest rate increases will keep the markets on edge in the short term. The flexibility of Intermediate Income Fund gives us the ability to monitor these trends and take action as we seek to balance the risk and reward in your portfolio.

Objective: Mosaic Intermediate Income provides relatively higher income by investing in lower-rated corporate bonds.

Net Assets: $5.2 million

Date of Inception: July 21, 1983

Ticker: GITMX


Comparison of Changes in the Value of a $10,000 Investment

GOVERNMENT FUND

     Gov't Fund     Lehman Intermediate
                    Gov't. Bond  Index

1989     10000     10000
1990     10719     10956
1991     12205     12502
1992     12862     13368
1993     14105     14460
1994     13596     14207
1995     15550     16255
1996     15602     16915
1997     16804     18220
1998     18235     19767
1999     17873     19864

INTERMEDIATE INCOME FUND

        Intermediate
         Income Fund  Lehman
                   Aggregate Bond
                       Index    Lehman
                          Intermediate
                          Gov't. Bond
                                 Index

1989          10000     10000    10000
1990           9245     10896    10953
1991          11614     12639    12554
1992          13018     13575    13454
1993          14976     14898    14637
1994          14574     14463    14355
1995          16680     17135    16555
1996          17821     17757    17226
1997          19589     20333    18581
1998          20386     22100    20150
1999          19938     21919    20228

Independent Auditor's Report

To the Board of Trustees and Shareholders of Mosaic Income Trust:

(This report was not complete on February 15, 2000. It will be included in the final Annual Report filed as Form N-30D in the manner prescribed prior to the effective date of the Mosaic
Income Trust prospectus to which this is an attachment.)

Government Fund -- Portfolio of Investments

Credit Rating*                                      Principal
Moody's S&P                                         Amount     Value

     U.S. GOVERNMENT & AGENCY OBLIGATIONS:  91.58% of net assets

     US TREASURY NOTES:  48.26%
Aaa  AAA     U.S. Treasury Notes, 7.25%, 5/15/04      450,000  $  463,626
Aaa  AAA     U.S. Treasury Notes, 7.125%, 2/29/00     150,000     150,492
Aaa  AAA     U.S. Treasury Notes, 5.875%, 11/15/05    775,000     752,711
Aaa  AAA     U.S. Treasury Notes, 5.625%, 2/15/06     250,000     239,325
Aaa  AAA     U.S. Treasury Note/Bond, 6.25%,4/30/01   250,000     250,223
Aaa  AAA     U.S. Treasury Notes, 7.75%, 2/15/01      350,000     356,069
Aaa  AAA     U.S. Treasury Notes, 6.5%, 10/15/06      300,000     299,310

     U.S. GOVERNMENT AGENCY NOTES:  33.52%
Aaa  AAA     Fannie Mae Notes, 6.375%, 6/15/09        350,000     334,114
Aaa  AAA     Fannie Mae Notes, 5.75%, 4/15/03         550,000     534,446
Aaa  AAA     Fannie Mae Notes, 5.75%, 6/15/05         350,000     332,867
Aaa  AAA     Fannie Mae Notes, 6.65%,3/8/06           325,000     313,345
Aaa  AAA     Freddie Mac Notes, 5.75%, 4/15/08        246,138     230,280

     MORTGAGE BACKED SECURITIES:  9.80%
Aaa  AAA     Freddie Mac, Mortgage Pool, Gold Pass
             Through Certificates #E57247, 6.5%,
             3/1/09                                    39,539     231,072
Aaa  AAA     Government National Mortgage Association
             II, Guaranteed Pass Through Certificates
             #2483, 7%, 9/20/27                       289,675     279,194

  TOTAL U.S. GOVERNMENT & AGENCY OBLIGATIONS (cost $4,872,218) $4,767,074

     REPURCHASE AGREEMENT:  3.78% of net assets
     With Donaldson, Lufkin & Jenrette Securities
     Corporation issued 12/31/99 at 2.00%, due 1/3/00,
     collateralized by $200,967 in United States Treasury
     Notes due 9/30/00. Proceeds at maturity are $197,033.
     (cost $197,000)                                          $  197,000

     TOTAL INVESTMENTS (cost $5,069,218)                      $4,964,074

CASH AND RECEIVABLES LESS LIABILITIES: 4.64% of net assets    $  241,480

     NET ASSETS: 100%                                         $5,205,554


Intermediate Income Fund-- Portfolio of Investments

Credit Rating*     Principal
Moody's   S&P     Amount     Value

     CORPORATE DEBT SECURITIES:  73.39% of net assets

     CABLE TELEVISION:  4.04%
B1   BB-   CSC Holdings, Incorporated, Senior Subordinated
           Debentures, 9.875%, 2/15/13                      200,000  $ 210,000

     CAPITAL GOODS:  3.12%
Ba3  BB-   American Standard, Incorporated, Senior Notes,
           7.375%, 2/1/08                                  175,000     162,312

     CELLULAR COMMUNICATIONS:  3.25%
Baa3  BBB+ Sprint Spectrum, L.P., Senior Notes, 11%,
           8/15/06                                         150,000     168,750

     ENERGY:  8.57%
Ba3   BB   Clark Oil & Refining Corporation, Senior Notes,
           9.5%, 9/15/04                                   200,000     152,000
Baa3  BBB  Occidental Petroleum, Senior Notes, 7.375%,
           11/15/08                                        200,000     191,500
Ba1   BB+  Oryx Energy Company, Notes, 8.125%, 10/15/05    100,000     101,500

     FINANCE:  11.67%
A1    A    Ford Motor Credit Company, Notes, 5.8%, 1/12/09 200,000     177,750
A1    A+   Goldman Sachs Company, Notes, 7.35%, 10/1/09    240,000     234,600
AA3   A+   Morgan Stanley Dean Witter Discover & Company,
           Notes, 6.875%, 3/01/07                          200,000     193,750

     FOREST & PAPER PRODUCTS:  3.83%
A3   BBB+  International Paper Company, Notes, 7%, 6/01/01 200,000     199,000

     HEALTHCARE:  10.07%
A2   A     Cardinal Health Incorporated, Notes, 6.25%,
           7/1/08                                          200,000     181,500
Ba2  BBB-  HealthSouth Corporation, Senior Subordinated
           Notes, 9.5%, 4/01/01                            150,000     150,000
Ba3  BB-   Tenet Healthcare Corporation, Senior Subordina-
           ted Notes, 8.625%, 1/15/07                      200,000     191,750

     RETAIL:  6.05%
A3   BBB+  Kohls Corporation, Notes, 6.7%, 2/1/06          140,000     133,700
Baa3 BBB-  Tommy Hilfiger USA, Incorporated, Senior
           Notes, 6.85%, 6/1/08                            200,000     180,750

TECHNOLOGY:  13.52%
Baa2 BBB-  Lexmark International, Notes, 6.75%, 5/15/08    290,000     264,987
A1   A+    Motorola Incorporated, Notes, 5.8%, 10/15/08    240,000     216,600
Ba1  BBB   Seagate Technology, Incorporated, Senior Notes,
           7.37%, 3/01/07                                  250,000     220,625

     TEXTILES:  3.47%
Ba3  BB    WestPoint Stevens, Incorporated, Senior Notes,
           7.875%, 6/15/08                                 200,000     180,000

     UTILITIES:  5.80%
Ba3  BB    CMS Energy Corporation, Notes, 8.125%, 5/15/02  150,000     148,500
Ba3  BB-   Toledo Edison Company, Debentures, 8.7%, 9/1/02 150,000     152,627

     TOTAL CORPORATE DEBT SECURITIES (cost $4,023,401)              $3,812,201

     COLLATERALIZED MORTGAGE OBLIGATIONS:  0.87% of net assets
Aaa  AAA   Ryland Acceptance Corporation, Class Four,
           Series 76, 9%, 8/01/18                           44,007      45,038

     TOTAL COLLATERALIZED MORTGAGE OBLIGATIONS (cost $ 44,007)      $   45,038

     U.S. GOVERNMENT & AGENCY OBLIGATIONS:  16.74% of net assets
Aaa   AAA   Freddie Mac Notes, 6.25%, 7/15/04              250,000     244,375
Aaa   AAA   Freddie Mac Notes, 6.25%, 4/30/01              500,000     485,215
Aaa   AAA   U.S. Treasury Note, 6.25%, 5/31/00              60,000      60,130
Aaa   AAA   U.S. Treasury Note, 6.25%, 4/30/01              80,000      80,071

     TOTAL U.S. GOVERNMENT & AGENCY OBLIGATIONS cost $886,434)      $  869,791

     REPURCHASE AGREEMENT:  8.32% of net assets
     With Donaldson, Lufkin & Jenrette Securities Corporation
     issued 12/31/99 at 2.00%, due 1/3/00, collateralized by
     $440,699 in United States Treasury Notes due 9/30/00.
     Proceeds at maturity are $432,072. (cost $432,000)            $  432,000

     TOTAL INVESTMENTS (cost $5,385,842)                           $5,159,030

     CASH AND RECEIVABLES LESS LIABILITIES: 0.68% of net assets    $   35,535

     NET ASSETS: 100%                                              $5,194,565

Statement of Assets and Liabilities
December 31, 1999

                                  GOVERNMENT     INTERMEDIATE
                                    FUND          INCOME FUND

ASSETS
Investments, at value (Notes 1 and 2)
     Investment securities*            $4,767,074  $4,727,030
     Repurchase agreements                197,000     432,000
     Total investments                  4,964,074   5,159,030
Cash                                      183,085       7,125
Receivables
     Interest                              57,673      96,389
     Mortgage paydowns                      2,257           -
     Capital shares sold                        -         725
Total assets                            5,207,089   5,263,269

LIABILITIES
Payables
     Dividends                              1,535       4,841
     Capital shares redeemed                    -      63,863
 Total liabilities                          1,535      68,704

NET ASSETS (Note 6)                    $5,205,554  $5,194,565

CAPITAL SHARES OUTSTANDING                545,586     822,595

NET ASSET VALUE PER SHARE                   $9.54       $6.31

*Investments, at cost                  $5,069,218  $5,385,842


Statement of Operations
For the year ended December 31, 1999

                                     GOVERNMENT     INTERMEDIATE
                                           FUND     INCOME FUND

INVESTMENT INCOME (Note 1)
Interest income                         $  327,996  $  455,292
Other investment income                         29       5,418
Total investment income                    328,025     460,710

EXPENSES (Notes 3 and 5)
Investment advisory fees                    33,894      35,366
Transfer agent, administrative,
   registration and professional fees       28,200      27,715
Total expenses                              62,094      63,081

NET INVESTMENT INCOME                   $  265,931  $  397,629

REALIZED AND UNREALIZED LOSS ON INVESTMENTS
Net realized loss on investments        $   (8,554) $ (486,268)
Change in net unrealized depreciation
    of investments                        (369,810)   (191,049)

NET LOSS ON INVESTMENTS                   (378,364)   (677,317)

TOTAL DECREASE IN NET ASSETS RESULTING
FROM OPERATIONS                         $ (112,433) $ (279,688)


Statements of Changes in Net Assets

For the period indicated

                                  GOVERNMENT             INTERMEDIATE
                                     FUND                 INCOME FUND

                               Year         Year         Year         Year
                               Ended        Ended        Ended        Ended
                               December     December     December     December
                               31, 1999     31, 1998     31, 1999     31, 1998

INCREASE IN NET ASSETS
RESULTING FROM OPERATIONS
Interest investment income    $  265,931   $  277,551  $  397,629   $  522,635
Net realized gain (loss) on
    investments                   (8,554)      44,837    (486,268)    (239,050)
Net unrealized appreciation
  (depreciation) of investments (369,810)     138,728    (191,049)     (19,659)
Total increase (decrease) in
  net assets resulting from
  operations                    (112,433)     461,116    (279,688)     263,926

DISTRIBUTIONS TO SHAREHOLDERS
From net investment income      (265,931)    (277,551)   (397,691)    (522,572)

CAPITAL SHARE TRANSACTIONS
  (Note 8)                      (178,901)      80,235    (439,112)    (103,499)

CAPITAL CONTRIBUTION                   -            -     156,750            -

TOTAL INCREASE (DECREASE) IN
  NET ASSETS                    (557,265)     263,800    (959,741)    (362,145)

NET ASSETS
Beginning of period           $5,762,819   $5,499,019  $6,154,306   $6,516,451
End of period                 $5,205,554   $5,762,819  $5,194,565   $6,154,306

Undistributed Net Investment
  Income                               -            -           -           63

Financial Highlights

(Selected data for a share outstanding throughout each period indicated)

GOVERNMENT FUND

                                            Nine
                                Year        months
Per-share                       ended       ended         For the year
Operating Performance          Dec. 31      Dec. 31      ended March 31
                           1999     1998     1997     1997     1996     1995

Net asset value beginning
    of period             $10.22    $9.89    $9.43    $9.71    $9.55    $9.70
Investment operations:
Net investment income       0.48     0.49     0.38     0.49     0.47     0.39
Net realized and unrealized
 gain on investments       (0.68)    0.33     0.46    (0.28)    0.16    (0.15)
Total from investment
  operations               (0.20)    0.82     0.84     0.21     0.63     0.24
Less distributions:
From net investment income (0.48)   (0.49)   (0.38)   (0.49)   (0.47)   (0.39)
Net asset value, end of
 period                    $9.54   $10.22    $9.89    $9.43    $9.71    $9.55

Ratios and supplemental data
Total investment return at
  net asset value (%)      -1.99     8.52     9.07     2.29     6.56     2.67
Net assets, end of period
  (thousands)             $5,206   $5,763   $5,499   $5,792   $6,856   $7,653
Ratio of expenses to
  average net assets (%)    1.14     1.15    1.16-1    1.43     1.59     1.52
Ratio of net investment
  income to average net
   assets (%)               4.86     4.93    5.26-1    5.09     4.77     4.12
Portfolio turnover (%)        12       46       37       17      190      318


INTERMEDIATE INCOME FUND

                                            Nine
                                Year        months
Per-share                       ended       ended         For the year
Operating Performance          Dec. 31      Dec. 31      ended March 31
                           1999     1998     1997     1997     1996     1995

Net asset value beginning
  of period               $6.92    $7.21    $7.01    $7.16    $6.94    $7.29
Investment operations:
Net investment income      0.46     0.58     0.43     0.57     0.61     0.60
Net realized and unrealized
  gain (loss) on
   investments            (0.61)   (0.29)    0.20    (0.15)    0.22    (0.35)
Total from investment
  operations              (0.15)    0.29     0.63     0.42     0.83     0.25
Less distributions:
From net investment
  income                  (0.46)   (0.58)   (0.43)   (0.57)   (0.61)   (0.60)
Net asset value, end of
  period                  $6.31    $6.92    $7.21    $7.01    $7.16    $6.94

Ratios and supplemental data
Total investment return
  at net asset value (%)  -2.20     4.07     9.12     6.06    12.32     3.75
Net assets, end of
  period (thousands)     $5,195   $6,154   $6,516   $6,254   $6,790   $6,726
Ratio of expenses to
  average net assets (%)   1.11     1.16    1.20-1    1.44     1.60     1.52
Ratio of net investment
  income to average net
  assets (%)               6.97     8.11    7.90-1    8.07     8.47     8.56
Portfolio turnover (%)       63       43      38        95      237      243

1     Annualized.

Notes:
Effective July 31, 1996, the investment advisory services for the High Yield and Government Funds transferred to Madison Mosaic, LLC from Bankers Finance Investment Management Corp.

See footnote 9 for discussion of the merger between the Mosaic Bond Fund and Mosaic High Yield Fund to form the Mosaic Intermediate Income Fund.


Notes to Financial Statements
December 31, 1999

1. Summary of Significant Accounting Policies. Mosaic Income Trust (the "Trust") is registered with the Securities and Exchange Commission under the Investment Company Act of 1940 as an open-end, diversified investment management company. The Trust maintains two separate funds whose principal objectives are to obtain high current income. The Government Fund invests in securities of the U. S. Government and its agencies. The Intermediate Income Fund invests in investment grade corporate, government and government agency fixed income securities. The Fund may also invest a portion of its assets in securities rated as low as "B" by Moody's Investors Service, Inc. or Standard & Poor's Corporation.

Securities Valuation: Securities having maturities of 60 days or less are valued at amortized cost, if determined to approximate market value. Securities having longer maturities, for which market quotations are readily available, are valued at the mean between their bid and asked prices. Securities for which market quotations are not readily available are valued at their fair value as determined in good faith by the Trustees. Investment transactions are recorded on the trade date. The cost of investments sold is determined on the identified cost basis for financial statement and federal income tax purposes. Repurchase Agreements are valued at amortized cost, which approximates market value.

Investment Income: Interest income, net of amortization of premium or discount, and other income (if any) is accrued as earned.

Dividends: Net investment income, determined as gross investment income less expenses, is declared as a regular dividend each business day. Dividends are distributed to shareholders or reinvested in additional shares as of the close of business at the end of each month. Capital gains distributions, if any, are declared and paid annually at calendar year end. Additional distributions may be made if necessary.

Income Tax: In accordance with the provisions of Subchapter M of the Internal Revenue Code applicable to regulated investment companies, substantially all of the taxable income of each fund is distributed to its shareholders and therefore, no income tax provision is required. As of December 31, 1999, the Government and Intermediate Income Funds had available for federal income tax purposes the following unused capital loss carryovers:

                                Intermediate
                 Government     Income
Expiration Date        Fund     Fund

December 31, 2002            -   $928,917
December 31, 2003     $268,589     94,831
December 31, 2004       44,628          -
December 31, 2005       64,210        293
December 31, 2006            -    239,050
December 31, 2007        8,555    329,632

Use of Estimates: The preparation of the financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and reported amounts of increases and decreases in net assets from operations during the reporting period. Actual results could differ from those estimates.

2. Investments in Repurchase Agreements. When the Trust purchases securities under agreements to resell, the securities are held for safekeeping by the Trust's custodian bank as collateral. Should the market value of the securities purchased under such an agreement decrease below the principal amount to be received at the termination of the agreement plus accrued interest, the counterparty is required to place an equivalent amount of additional securities in safekeeping with the Trust's custodian bank. Repurchase agreements may be terminated within seven days. Pursuant to an Exemptive Order issued by the Securities and Exchange Commission, the Trust, along with other registered investment companies having Advisory and Services Agreements with the same advisor, transfers uninvested cash balances into a joint trading account. The aggregate balance in this joint trading account is invested in one or more consolidated repurchase agreements whose underlying securities are U.S. Treasury or federal agency obligations.

3. Investment Advisory Fees and Other Transactions with Affiliates. The Investment Advisor to the Trust, Madison Mosaic, LLC ("the Advisor"), earns an advisory fee equal to 0.625% per annum of the average net assets of the Trust's Government and Intermediate Income Funds; the fees are accrued daily and are paid monthly. The Advisory Agreement between the Trust and the Advisor was approved at the special meeting of the Trust's shareholders on July 29, 1996.

4. Aggregate Cost and Unrealized Appreciation (Depreciation). The aggregate cost for federal income tax purposes and the net unrealized appreciation (depreciation) are stated as follows as of December 31, 1999:

                                               Intermediate
                                Government     Income
                                      Fund     Fund

Aggregate Cost                  $5,069,218     $5,385,842
Gross unrealized appreciation   $    7,884     $   34,843
Gross unrealized depreciation     (113,028)      (261,655)
Net unrealized depreciation     $ (105,144)    $ (226,812)

5. Other Expenses. Effective November 1, 1997, all expenses and support services are provided by the Advisor under a Service Agreement for a fee based on a percentage of average net assets. This percentage is 0.52% for the Government Fund and 0.45% for the Intermediate Income Fund; the fees are accrued daily and paid monthly.

The Advisor is also responsible for the fees and expenses of Trustees who are affiliated with the Advisor and certain promotional expenses.

6. Net Assets. At December 31, 1999, net assets include the following:

                                                    Intermediate
                                     Government     Income
                                           Fund     Fund

Net paid in capital on shares of
  beneficial interest                $5,696,679      $6,879,082
Accumulated net realized losses        (385,981)     (1,465,584)
Net unrealized depreciation on
  investments                          (105,144)       (218,933)
Total net assets                     $5,205,554      $5,194,565

7. Investment Transactions. Purchases and sales of securities other than short-term securities for the six months ended December 31, 1999 were as follows:

                                                  Intermediate
                                    Government    Income
                                          Fund    Fund

Purchases                             $605,363    $3,348,551
Sales                                  859,075     3,889,416

8. Capital Share Transactions. An unlimited number of capital shares, without par value, are authorized. Transactions in capital shares for the following periods were:

                                    Year Ended     Year Ended
Government                            December     December
Fund                                  31, 1999     31,1998

In Dollars
Shares sold                         $  438,511   $ 711,549
Shares issued in reinvestment
  of dividends                         240,936     252,269
Total shares issued                    679,447     963,818
Shares redeemed                       (858,348)   (883,583)
Net increase (decrease)             $ (178,901)   $ 80,235

In Shares
Shares sold                             44,407      70,939
Shares issued in reinvestment
  of dividends                          24,621      11,830
Total shares issued                     69,028      96,049
Shares redeemed                        (87,176)    (88,226)
Net increase (decrease)                (18,148)      7,823


                                     Year Ended     Year Ended
Intermediate                           December     December
Income Fund                            31, 1999     31, 1998

In Dollars
Shares sold                          $  629,448     $1,538,776
Additional shares in connection with
  merged fund                           640,045              -
Shares issued in reinvestment of
  dividends                             287,048        416,840
Total shares issued                   1,556,541      1,955,616
Shares redeemed                      (1,995,653)    (2,059,115)
Net decrease                         $ (439,112)    $ (103,499)

In Shares
Shares sold                              91,338        215,057
Additional shares in connection with
  merged fund                            97,859              -
Shares issued in reinvestment of
  dividends                              47,214         58,572
Total shares issued                     236,411        273,629
Shares redeemed                        (302,625)      (288,852)
Net decrease                            (66,214)       (15,223)


9. Discussion of Business Combination. Effective July 1, 1999, the Mosaic Bond Fund series of the Trust merged with the High Yield Fund series of the Trust. Contemporaneously with the merger, the combined fund became known as the Intermediate Income Fund. The reorganization was designed to be accomplished as a tax-free reorganization pursuant to Internal Revenue Code Section 368(a)(1)(C). As of the date of the merger, shareholders of Mosaic Bond Fund received approximately 3.12 shares of beneficial interest of Mosaic Intermediate Income Fund for each share they held of Mosaic Bond Fund. A total of 31,343 shares of Mosaic Bond Fund were outstanding as of the date of the reorganization, resulting in the issuance of 97,859 shares of beneficial interest. The Mosaic Bond Fund's net assets on June 30, 1999 ($640,045), including $7,781 of net unrealized depreciation, were combined with those of Mosaic High Yield Fund. Mosaic Bond Fund distributed all income to its shareholders prior to the reorganization and had no gains to distribute. The separate and combined aggregate net assets as of the date of the reorganization are as follows:

Financial Position for Merged Funds as of June 30, 1999
                                            Mosaic
Unaudited                                   Bond Fund

Investment in securities at cost          $  638,158
Investment in long-term
  securities at value                        607,379
Short-term investments                        23,000
Other assets                                  10,023

                                             640,402
Liabilities                                      357
Net assets                                $  640,045
Shares outstanding                            31,342
Net asset value per share                     $20.42


                                            Mosaic
                                            High
Unaudited                                   Yield Fund

Investment in securities at cost          $5,086,812
Investment in long-term securities
  at value                                 4,980,180
Short-term investments                        59,000
Other assets                                 219,921
                                           5,259,101
Liabilities                                      969
Net assets                                $5,258,132
Shares outstanding                           803,697
Net asset value per share                      $6.54

                                            Combined
                                            Mosaic
                                            Intermediate
                                            Income
Unaudited                                   Fund

Investment in securities at cost          $5,724,970
Investment in long-term
  securities at value                      5,587,559
Short-term investments                        82,000
Other assets                                 229,944
                                           5,899,503
Liabilities                                    1,326
Net assets                                $5,898,177
Shares outstanding                           901,556
Net asset value per share                      $6.54